Exhibit 10.25

Actinium Pharmaceuticals, Inc.

June 19, 2011

Sloan-Kettering Institute for Cancer Research
1275 York Avenue
New York, NY 10021
Attn: Andrew Maslow

Dear Andrew:

Following up on our recent discussions I am writing to confirm the agreement between Sloan-Kettering Institute for Cancer Research (SKI) and Actinium Pharmaceutical, Inc. (API) as follows:

1)
By letter of April 9, 2010 ("Letter") SKI agreed on behalf of itself and certain related parties to forbear and defer collection of certain Obligations (as defined in that letter, a copy of which is attached hereto). Actinium Holdings Limited, an affiliate of SKI owns a majority of the currently issued and outstanding capital stock of API. In order to facilitate the consummation of API's Series E Preferred Stock financing, SKI and its related parties agree to cancel, forgive and release API from all further liability for the Obligations which are set forth in the Letter.

2)
API agrees to re-affirm its ongoing support of the actinium related research being conducted at SKI and has budgeted the following amounts for the support of that research and maintenance of the intellectual property estate that is licensed to API:

2011	$50,000
2012	$200,000
2013	$250,000

Please acknowledge your agreement by signing and returning to me a counterpart of this letter agreement (including by fax or email) at which time it will become a binding agreement between us as of the date first written above.

ACTINIUM PHARMACEUTICALS, INC.		SLOAN-KETTERING INSTITUTE FOR CANCE SEARCH

By:		By:	/s/ Andrew D. Maslow
	Name:		Name: Andrew D. Maslow
	Title:		Title: Director Office of Industrial Affairs